As filed with the Securities and Exchange Commission on
June 11, 2012
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SOMERSET HILLS BANCORP
(Exact name of registrant as specified in its charter)

NEW JERSEY
(State or other jurisdiction of incorporation or organization)

22-3768777
(I.R.S. Employer Identification No.)

155 MORRISTOWN ROAD
BERNARDSVILLE, NEW JERSEY 07924
(Address of principal executive offices)

SOMERSET HILLS BANCORP
2012 EQUITY INCENTIVE PLAN
(Full title of the plan)

STEWART E. MCCLURE, JR.
SOMERSET HILLS BANCORP
155 MORRISTOWN ROAD
BERNARDSVILLE, NEW JERSEY 07924

(Name and address of agent for service)

(908) 221-0100
(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share and interests of participation in the Plan	150,000 (1)	$ 8.64	$ 1,296,000	$ 148.52

          (1) Maximum number of shares authorized for issuance pursuant to the Registrant’s 2012 Equity Incentive Plan (the “Plan”). This Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

          (2) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices reported for the Registrant’s stock as of June 7, 2012 in accordance with Rule 457(h)(1).

          In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold to prevent dilution resulting from certain capital changes affecting the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Reports, proxy statements and other information concerning the Company filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC’s Public Reference Section 100 F Street, N.E., Room 1580 Washington, DC 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission’s Website is http://www.sec.gov.

          The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

(a) the audited financial statements of the Registrant as of and for the year ended December 31, 2011 on Form 10-K filed with the SEC on March 20, 2012;

(b) the Registrant’s quarterly report for the period ended March 31, 2012 on Form 10-Q filed with the SEC on May 14, 2012; and

(c) the description of the Registrant’s Common Stock, no par value per share, contained in the Registrant’s Registration Statement on Form 8-A, File No. 000-50055, as filed with the Securities and Exchange Commission on October 28, 2002, to register the Common Stock under Section 12(g) of the Exchange Act.

          In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VI of the Company’s Certificate of Incorporation provides as follows:

Subject to the following, a director or officer of the Company shall not be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Company shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this paragraph shall not adversely affect any then existing right or protection of a director or officer of the Company.

Article VII of the Company’s Certificate of Incorporation provides as follows:

The Company shall indemnify its present and former officers, directors, employees and agents and persons serving at its request against expenses, including attorneys’ fees, judgments, fines or amounts paid in settlement incurred in connection with any pending or threatened civil or criminal proceedings to the fullest extent permitted by the New Jersey Business Corporation Act. Article VII also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the Company to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the Company would have the power to indemnify him under the provisions of Article VII. The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” for any other enterprise at the request of the corporation. With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct. The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the stockholders. A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Item 7. Exemption From Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          The following exhibits are filed with this Registration Statement.

Exhibit Number	Description of Exhibit

4	2012 Equity Incentive Plan (1)

5	Opinion of Windels Marx Lane & Mittendorf, LLP

23(a)	Consent of Crowe Horwath LLP

23(b)	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

(1) Incorporated by reference from Exhibit A to the Registrant’s Proxy Statement on Form 14A, as filed with the SEC on March 20, 2012.

Item 9. Undertakings.

The registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                    (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply because this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Bernardsville, State of New Jersey, on the 11th day of June, 2012. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SOMERSET HILLS BANCORP

Name	Title	Date

/s/ Stewart E. McClure, Jr.	President, Chief Executive Officer and	June 11, 2012
Chief Operating Officer
Stewart E. McClure, Jr.

/s/ William S. Burns	Executive Vice President and Chief Financial Officer	June 11, 2012

William S. Burns

/s/ Edward B. Deutsch	Chairman	June 11, 2012

Edward B. Deutsch

/s/ William F. Keefe	Director	June 11, 2012

William F. Keefe

/s/ Jefferson W. Kirby	Director	June 11, 2012

Jefferson W. Kirby

/s/ Thomas J. Marino	Director	June 11, 2012

Thomas J. Marino

/s/ Gerald B. O’Connor	Director	June 11, 2012

Gerald B. O’Connor

/s/ M. Gerald Sedam, II	Director	June 11, 2012

M. Gerald Sedam, II

EXHIBIT INDEX TO REGISTRATION
STATEMENT ON FORM S-8
OF SOMERSET HILLS BANCORP

Exhibit Number	Description of Exhibit

4	2012 Equity Incentive Plan (1)

5	Opinion of Windels Marx Lane & Mittendorf, LLP

23(a)	Consent of Crowe Horwath LLP

23(b)	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

(1) Incorporated by reference from Exhibit A to the Registrant’s Proxy Statement on Form 14A, as filed with the SEC on March 20, 2012